                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant / /

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
                 14A-6(E)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                         TRANSWORLD ENTERTAINMENT
      ----------------------------------------------------------------------------------
                       (Name of Registrant as Specified In Its Charter)

      ----------------------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                                     [LOGO]

                     TRANS WORLD ENTERTAINMENT CORPORATION
                              38 CORPORATE CIRCLE
                             ALBANY, NEW YORK 12203
                                 (518) 452-1242

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time..........................  Wednesday, June 6, 2001, at 10:00 A.M., EDT

Place..................................  The Desmond
                                         660 Albany Shaker Road
                                         Albany, New York 12211

Items of Business......................  (1) To elect two Class III directors to serve three year terms until the 2004 annual meeting and until their
                                         successors are chosen and qualified.

                                         (2) To transact such other business as may properly come
                                         before the meeting or any adjournment or adjournments
                                         thereof.

Record Date............................  Shareholders of record as of April 30, 2001 are eligible to vote.

Proxy Voting...........................  A proxy and return envelope are enclosed for your convenience. Please complete and return your proxy card as promptly as possible. All shareholders are cordially
                                         invited to attend the Annual Meeting. Whether or not you
                                         plan to attend the meeting, your vote is important. A
                                         return envelope, requiring no postage if mailed in the
                                         United States, is enclosed for your convenience. Prompt
                                         return of the proxy will assure a quorum and save the
                                         Company expense.

                                          By order of the Board of Directors,

                                          [LOGO]
                                          Matthew H. Mataraso,
                                          SECRETARY

May 9, 2001

                     TRANS WORLD ENTERTAINMENT CORPORATION
                              38 CORPORATE CIRCLE
                             ALBANY, NEW YORK 12203
                                 (518) 452-1242
                            ------------------------

                                PROXY STATEMENT

    This Proxy Statement is furnished to the shareholders of Trans World Entertainment Corporation, a New York corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Company to be held on June 6, 2001, and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement and the form of proxy/voting instruction card will commence on May 9, 2001.

                               VOTING SECURITIES

    The Company has only one class of voting securities, its Common Stock, par value $.01 per share (the "Common Stock"). On April 30, 2001, the record date, 42,113,342 shares of Common Stock were outstanding. Each shareholder of record at the close of business on the record date will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the meeting.

                         QUORUM AND TABULATION OF VOTES

    The By-Laws of the Company provide that a majority of the shares of Common Stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum at the Annual Meeting of Shareholders of the Company. Votes at the Annual Meeting will be tabulated by an inspector from ChaseMellon Shareholder Services appointed by the Company. Shares of Common Stock represented by a properly signed and returned proxy are considered as present at the Annual Meeting for purposes of determining a quorum.

    Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, however, brokers may vote these shares in their discretion, depending upon the type of proposal involved.

    Pursuant to the Company's By-Laws, directors of the Company will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting.

    Under New York law, abstentions and broker non-votes will have no effect on the outcome of the election of Directors at the Annual Meeting. Brokers have discretionary authority to vote on the election of directors. If a properly signed proxy form is returned to the Company by a shareholder of record and is not marked, it will be voted "FOR" the proposals set forth herein as Item 1. The enclosed proxy may be revoked by a shareholder at any time before it is voted by the submission of a written revocation to the Company, by the return of a new proxy to the Company, or by attending and voting in person at the Annual Meeting.

                             PRINCIPAL SHAREHOLDERS

    The only persons known to the Board of Directors to be the beneficial owners of more than five percent of the outstanding shares of the Common Stock as of April 30, 2001, the record date, are indicated below:

                                                              AMOUNT AND NATURE OF   PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP   OF CLASS
------------------------------------                          --------------------   --------

Robert J. Higgins ..........................................       12,778,150(1)       30.3%
  38 Corporate Circle
  Albany, New York 12203

Stephen Feinberg ...........................................        6,871,281(2)       16.3%
  450 Park Avenue
  28th Floor
  New York, New York 10022

Van Kampen-Merritt Prime Rate Income Trust .................        3,789,962(3)        9.0%
  1 Parkview Plaza
  Oakbrook Terrace, Illinois 60180

Cramer Rosenthal McGlynn ...................................        3,279,700(4)        7.8%
  707 Westchester Ave.
  White Plains, NY 10604

Merrill Lynch, Pierce, Fenner & Smith, Inc .................        2,727,985(5)        6.5%
  World Financial Center, North Tower
  250 Vesey Street
  New York, New York 10281

Intermarket Corp ...........................................        2,127,931(6)        5.1%
  667 Madison Ave.
  New York, New York 10021

------------------------

(1) Information is as of April 30, 2001, as provided by the holder. Includes 50,550 shares owned by the wife of Robert J. Higgins and 37,500 owned by a foundation controlled by Robert J. Higgins, and excludes 769,762 shares owned by certain other family members of Robert J. Higgins who do not share his residence. Mr. Higgins disclaims beneficial ownership with respect to those shares owned by family members other than his wife.

(2) Based on Form 4 filed, filed October 10, 2000, by Stephen Feinberg in his capacity as the managing member of Cerberus Associates, LLC, the general partner of Cerberus Partners, LP and as the investment manager of each of Cerberus Institutional Partners, LP, Cerberus International, Ltd. and certain private investment funds. Stephen Feinberg possesses sole power to vote and direct the disposition of the entities with the following holdings:
    1,474,800 shares beneficially owned by Cerberus Partners, LP, 666,400 shares beneficially owned by Cerberus Institutional Partners, LP, 3,176,050 shares beneficially owned by Cerberus International, Ltd, and 1,554,031 shares held by certain private investment funds.

(3) Information as of April 26, 2001, as provided by the holder.

(4) Based on Schedule 13G, filed February 22, 2001 filed by Cramer Rosenthal McGlynn.

(5) Based on Schedule 13F, filed February 1, 2001 by Merrill Lynch and Company, Inc.

(6) Based on Schedule 13F, filed November 15, 2000 by Intermarket Corp.

    Mr. Higgins, who beneficially owns 12,778,150 shares of Common Stock as of the record date (approximately 30.3% of all outstanding shares), has advised the Company that he presently intends to vote all of his shares for the election of the nominees for director named under "Item 1-ELECTION OF DIRECTORS".

                         ITEM 1.  ELECTION OF DIRECTORS

    The Board of Directors currently intends to present to the meeting the election of two directors, each to hold office (subject to the Company's By-Laws) until the 2004 Annual Meeting of Shareholders and until his or her respective successor has been elected and qualified. Directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present and entitled to vote at the meeting.

    If any nominee listed below should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Chairman of the Board prior to or at the meeting or if no substitute is selected prior to or at the meeting, for a motion to reduce the membership of the Board to the number of nominees available. The information concerning the nominees and their security holdings has been furnished by them to the Company.

NOMINEES FOR ELECTION AS DIRECTORS

    ROBERT J. HIGGINS, Chairman of the Board, founded the Company in 1972, and he has participated in its operations since 1973. Mr. Higgins has served as President, Chief Executive Officer and a director of the Company for more than the past five years. He is also the Company's principal shareholder. See "PRINCIPAL SHAREHOLDERS."

    DR. JOSEPH G. MORONE has been President of Bentley College since
August 1997. Previously, Dr. Morone was the Dean of Rensselaer Polytechnic Institute's Lally School of Management and Technology from July 1993 to
July 1997. Prior to his appointment as dean, Dr. Morone held the Andersen Consulting Professorship of Management and was Director of the School of Management's Center for Science and Technology Policy. Before joining the School of Management (1988), Dr. Morone was a senior associate for the Keyworth Company, a consulting firm specializing in technology management and science policy. Dr. Morone also spent 7 years at General Electric Company's Corporate Research and Development. Dr. Morone serves on the Boards of Directors of Albany International Corp. and Inroads Corporation and is Vice Chairman of the Board of New England Medical Center.

CONTINUING CLASS I DIRECTORS (TERMS EXPIRING IN 2002)

    GEORGE W. DOUGAN has been a member of the Board of Directors of Banknorth Group, Inc. since January 1, 1999. From January 1999 to May 2000, Mr. Dougan served as Vice Chairman of Banknorth Group, Inc. Mr. Dougan was Chief Executive Officer and member of the Board of Directors of Evergreen Bancorp Inc. from March 1994 to December 1998, and Chairman of the Board from May 1994 to
December 1998. Mr. Dougan was the Chairman of the Board and Chief Executive Officer of the Bank of Boston--Florida from June 1992 to March 1994. Mr. Dougan was also the Senior Vice President and Director of Retail Banking of The Bank of Boston Massachusetts from February 1990 to June 1992.

    MARTIN E. HANAKA has served as Chairman of the Board of The Sports Authority, Inc. since November 1999 and as its Chief Executive Officer since September 1998. Mr. Hanaka joined the Sports Authority's Board of Directors in February 1998. From August 1994 until October 1997, Mr. Hanaka served as President and Chief Operating Officer of Staples, Inc. an office supply superstore retailer. Mr. Hanaka's extensive retail career has included serving as Executive Vice President of Marketing and as President and Chief Operating Officer of Lechmere, Inc. from September 1992 through July 1994, and serving in various capacities for 20 years at Sears Roebuck & Co., most recently as Vice President in charge of Sears Brand Central. Mr. Hanaka is also a director of Wil-Mar Industries, Inc. (marketing and distributing repair and maintenance products) and Nature's Heartland (food retailing).

    ISAAC KAUFMAN has been Chief Financial Officer of Advanced Medical Management since September 1998. Mr. Kaufman was Executive Vice President and Chief Financial Officer of Bio Science Contract Production Corporation, a contract manufacturer of biologics and pharmaceutical products, from February 1998 to September 1998. Mr. Kaufman was the Chief Financial Officer of VSI Group, Inc., a provider of contract staffing and management services, from November 1996 to February 1998. Prior to joining VSI Group, Inc., Mr. Kaufman was an Executive Vice President of Merry-Go-Round Enterprises, Inc., a publicly held specialty retailer, and served on their Board of Directors from April 1991 to February 1996 and had been its Chief Financial Officer and Treasurer since 1983. Mr. Kaufman is also a Board Member of Kindred Healthcare.

CONTINUING CLASS II DIRECTORS (TERMS EXPIRING IN 2003)

    DEAN S. ADLER has been a principal of Lubert/Adler Partners, LP, a limited partnership investing primarily in under-valued and opportunistic real estate and real estate-related ventures since March 1997. For ten years prior thereto, Mr. Adler was a principal and co-head of the private equity group of CMS Companies, which specialized in acquiring operating businesses and real estate within the private equity market. Mr. Adler was also an instructor at The Wharton School of the University of Pennsylvania. Mr. Adler serves on the Boards of Directors of Electronics Boutique, The Lane Company, US Franchise
Systems, Inc. and Developers Diversified Realty Corporation.

    MICHAEL B. SOLOW has served as a director of the Company since April of 1999. Mr. Solow is currently a Partner for Kaye Scholer LLP, a New York, New York law firm where he has practiced since January 2001. Prior to joining Kaye Scholer LLP, Mr. Solow was a Partner and Practice Manager for the Financial Services Practice at Hopkins & Sutter, a Chicago, Illinois law firm. Mr. Solow is also a member of the Board of Directors for Chrisken Residential Trust, Inc. and Edwards Arts Products, and has previously served on other corporate boards, including Camelot Music, Inc.

EQUITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the beneficial ownership of Common Stock as of April 30, 2001, by each director and named executive officer of the Company and all directors and executive officers as a group. All shares listed in the table are owned directly by the named individuals unless otherwise indicated therein. Except as otherwise stated or as to shares owned by spouses, the Company believes that the beneficial owners have sole voting and investment power over their shares.

                                                                    YEAR FIRST                   SHARES THAT
                                                                    ELECTED AS                 MAY BE ACQUIRED    TOTAL SHARES
                                POSITIONS WITH THE                  DIRECTOR/      DIRECT      WITHIN 60 DAYS     BENEFICIALLY
NAME                                 COMPANY               AGE       OFFICER     OWNERSHIP    OF APRIL 30, 2001      OWNED
----                        --------------------------   --------   ----------   ----------   -----------------   ------------
Robert J. Higgins           Chairman of the Board and       59           1973    11,978,150(1)       800,000       12,778,150
                              Chief Executive Officer

Matthew H. Mataraso         Secretary and Director          71           1976       13,934          122,667           136,601

Dean S. Adler               Director                        44           1997        2,286           33,062            35,348

George W. Dougan            Director                        61           1984       24,786           90,062           114,848

Martin E. Hanaka            Director                        50           1998        3,786            8,875            12,661

Isaac Kaufman               Director                        54           1991        5,286           60,062            65,348

Dr. Joseph G. Morone        Director                        48           1997        9,786           25,562            35,348

Michael B. Solow            Director                        42           1999        3,286           10,375            12,661

Laurie Clark                Executive Vice President--      39           2000        5,000               --             5,000
                              Merchandising and
                              Marketing

Bruce J. Eisenberg          Senior Vice                     41           1995      115,782          356,875           472,657
                              President--Real Estate

John J. Sullivan            Senior Vice President and       48           1995      119,200          371,875           491,075
                              Chief Financial Officer

All directors and officers                                                       12,281,282       1,879,415        14,160,697
  as a group (11 persons)


                            PERCENT
                               OF
NAME                         CLASS
----                        --------
Robert J. Higgins             30.3%
Matthew H. Mataraso              *
Dean S. Adler                    *
George W. Dougan                 *
Martin E. Hanaka                 *
Isaac Kaufman                    *
Dr. Joseph G. Morone             *
Michael B. Solow                 *
Laurie Clark                     *
Bruce J. Eisenberg             1.1%
John J. Sullivan               1.2%
All directors and officers    33.6%
  as a group (11 persons)

------------------------------

*   Less Than 1%

(1) Includes 50,550 shares owned by the wife of Robert J. Higgins and 37,500 owned by a foundation controlled by Robert J. Higgins and excludes 769,762 shares owned by certain other family members of Robert J. Higgins who do not share his residence. Mr. Higgins disclaims beneficial ownership with respect to those shares owned by family members other than his wife.

BOARD OF DIRECTORS MEETINGS AND ITS COMMITTEES

    The Board of Directors held 14 meetings during the 2000 fiscal year. All of the directors attended greater than 75% of the aggregate of: (i) the total number of meetings of the board of directors, and (ii) the total number of meetings held by all committees of the board on which such director served.

    The Company has an Audit Committee of the Board of Directors whose members during the 2000 fiscal year were: Isaac Kaufman (Chairman), Michael Solow and Joseph G. Morone. These directors are, in the opinion of the Board of Directors, "independent" (as defined under the standards of the National Association of Securities Dealers) of management and free of any relationship that would interfere with their exercise of independent judgement as members of the audit committee. The Audit Committee held 3 meetings during the 2000 fiscal year. The Audit Committee's responsibilities consist of recommending the selection of independent auditors, reviewing the scope of the audit conducted by such auditors, as well as the audit itself, and reviewing the Company's audit activities and activities and matters concerning financial reporting, accounting and audit procedures, related party transactions and policies generally. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is included as Appendix A.

    The Company has a Compensation Committee of the Board of Directors, consisting solely of independent directors, whose members during the 2000 fiscal year were: Martin E. Hanaka (Chairman), Isaac Kaufman and George W. Dougan. The Compensation Committee held one meeting during the 2000 fiscal year. The Compensation Committee formulates and gives effect to policies concerning salary, compensation, stock options and other matters concerning employment with the Company.

    The Company has no standing nominating committee. Mr. Higgins, the Chairman of the Board, Chief Executive Officer and principal shareholder, was actively involved in the recruitment of all of the current directors.

COMPENSATION OF DIRECTORS

    CASH COMPENSATION. Each director who is not a salaried employee of the Company receives a $25,000 retainer per annum plus a $2,000 attendance fee for each board meeting attended and a $1,000 attendance fee for each committee meeting attended, except that the compensation for telephone conference meetings is $500 and $250 for committee telephone conference meetings. A Committee chairperson earns an additional $2,000 retainer per year. The Company may, in its discretion, determine to pay all or a portion of any annual retainer in shares of Common Stock, in lieu of cash and to make other discretionary grants of common stock to non-employee directors from time to time.

    Matthew H. Mataraso received $76,442 in cash compensation from the Company in fiscal 2000 for his services as Secretary of the Company and as counsel. Messrs. Higgins and Mataraso are the only directors eligible to participate in the Company's employee stock option plans.

    DIRECTOR STOCK OPTION PLAN. Each outside Director is entitled to participate in the Company's 1990 Stock Option Plan for Non-Employee Directors (the "Directors Stock Option Plan"). Currently, Messrs. Adler, Dougan, Hanaka, Kaufman, Morone and Solow participate in the Director Stock Option Plan. A total of 750,000 shares of Common Stock are reserved for issuance pursuant to non-qualified stock options (the "Director Options") issued under such plan, and Director Options covering 491,966 shares of Common Stock have been granted. Stock options issuable under the Director Stock Option Plan are granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.

    An initial grant of 15,000 Director Options is made to each new director. In addition, Director Options to purchase 2,500 shares of the Company's Common Stock are granted annually on May 1 (or, if May 1 is not a Nasdaq National Market trading day, on the next succeeding trading day) of any year to any eligible director. The Board of Directors is authorized, in its discretion, to grant additional Director Options to Director Stock Option Plan participants. All Director Options vest ratably over four years. During fiscal 2000, annual grants to outside Directors of 9,000 Director Options were made at an exercise price of $9.24 per share, compared to the market value on the date of grant of $10.88. Accordingly, compensation expense in the aggregate of $14,760 was recognized by the Company for the 2000 annual grants.

    RETIREMENT PLAN. The Company provides the Board of Directors with a noncontributory, unfunded retirement plan that pays a retired director an annual retirement benefit equal to 60% of the annual retainer at the time of retirement plus a 3% annual increase through the final payment. Payments begin at age 62 or retirement, whichever is later, and continue for 10 years or the life of the director and his or her spouse, whichever period is shorter. Partial vesting in the retirement plan begins after six years of continuous service. Participants became fully vested after 12 years of continuous service on the board.

RELATED PARTY TRANSACTIONS

    The Company leases its 168,000 square foot distribution center/office facility in Albany, New York from Robert J. Higgins, its Chairman, Chief Executive Officer and principal shareholder, under three capitalized leases that expire in the year 2015. The original distribution center/office facility was constructed in 1985. A 77,100 square foot distribution center expansion was completed in October 1989 on real property adjoining the existing facility. A 19,100 square foot expansion was completed in September 1998 adjoining the existing facility.

    Under the three capitalized leases, dated April 1, 1985, November 1, 1989 and September 1, 1998 (the "Leases"), the Company paid Mr. Higgins an annual rent of $1.7 million in fiscal 2000. On January 1, 2000, the aggregate rental payment increased in accordance with the biennial increase in the Consumer Price Index, pursuant to the provisions of each lease. Effective January 1, 2002, and every two years thereafter, the rental payment will increase in accordance with the biennial increase in the Consumer Price Index, pursuant to the provisions of the lease. None of the leases contains any real property purchase option at the expiration of its term. Under the terms of the Leases, the Company pays all property taxes, insurance and other operating costs with respect to the premises. Mr. Higgins' obligation for principal and interest on his underlying indebtedness relating to the real property is approximately $1.1 million annually.

    The Company leases two of its retail stores from Mr. Higgins under long-term leases, one location has an annual rental of $40,000 and the other has an annual rental of $35,000. Under the terms of the leases, the Company pays property taxes, maintenance and a contingent rental if a specified sales level is achieved. Total charges during fiscal 2000 for both locations was $89,700, including rent.

    The Company regularly utilizes privately-chartered aircraft owned or partially owned by Mr. Higgins. Under an unwritten agreement with Quail Aero Services of Syracuse, Inc., a corporation in which Mr. Higgins is a one-third shareholder, the Company paid $75,300 for chartered aircraft services in fiscal 2000. The Company also charters an aircraft from Crystal Jet, a corporation wholly owned by Mr. Higgins. During fiscal 2000, payments to Crystal Jet aggregated $85,200. The Company also charters an aircraft from Richmor Aviation, an unaffiliated corporation which leases an aircraft owned by Mr. Higgins. Payments to Richmor Aviation were $217,400 in 2000. The Company believes that the charter rates and terms are as favorable to the Company as those generally available to it from other commercial charters.

    The transactions that were entered into with an "interested director" were approved by a majority of disinterested directors of the Board of Directors, either by the Audit Committee or at a meeting of the Board of Directors. The Board of Directors believes that the leases and other provisions are at rates and on terms that are at least as favorable as those that would have been available to the Company from unaffiliated third parties under the circumstances.

    The Company made loans aggregating $391,535 to John J. Sullivan, the Company's Senior Vice President and Chief Financial Officer, in connection with income taxes due on restricted stock. The full principal amount of the loan was outstanding on the date hereof. The loan bears interest at a rate of 5.88% per annum.

    The Company made a loan in the amount of $258,405 to Bruce J. Eisenberg, the Company's Senior Vice President--Real Estate, in connection with income taxes due on restricted stock. The full principal amount of the loan was outstanding on the date hereof. The loan bears interest at a rate of 5.88% per annum.

EMPLOYMENT AGREEMENTS

    As founder and Chief Executive Officer of the Company, Robert J. Higgins has been instrumental in the operations of the Company. During fiscal 2000, Mr. Higgins was employed as Chief Executive Officer of the Company pursuant to an employment agreement that commenced on May 3, 1998 and continues until April 30, 2004, unless earlier terminated pursuant to its terms. Pursuant to its terms, Mr. Higgins earns a minimum annual salary of $1,000,000, is reimbursed for two club memberships, and is entitled to payment of or reimbursement for life insurance premiums of an amount which has an annual net after tax cost to the Company of up to $150,000 per year on insurance policies for the benefit of persons designated by Mr. Higgins. In addition, Mr. Higgins is eligible to participate in the Company's executive bonus plan, health and accident insurance plans, stock option plans and in other fringe benefit programs adopted by the Company for the benefit of its executive employees. For the fiscal year ended February 3, 2001, Mr. Higgins did not receive any incentive compensation under the employment agreement.

    In the event of a change in control of the Company, Mr. Higgins may elect to serve as a consultant to the Company at his then current compensation level for the remainder of the term of the Employment Agreement or elect to receive 2.99 times his annual compensation in the most recently completed fiscal year. The employment agreement provides for no further compensation to Mr. Higgins if he is terminated for cause, as defined therein.

    Laurie Clark has a severance agreement in effect that provides, under certain conditions, payment of severance equal to one year of annual compensation, at a level not less than her current salary of $350,000, upon her termination following severance without cause (as defined). Ms. Clark's severance agreement contains an "evergreen" provision for automatic renewal each year.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    COMPENSATION AND PURPOSE OF THE COMPENSATION COMMITTEE. The Company Compensation Committee (the "Committee") was comprised during fiscal 2000 of three non-employee directors of the Company. It is the Company's policy to constitute the Committee with directors that qualify as outside directors under
Section 162(m) of the Internal Revenue Code.

    The Committee's purpose is to hire, develop and retain the highest quality managers possible. It is principally responsible for establishing and administering the executive compensation program of the Company. These duties include approving salary increases for the Company's key executives and administering both the annual incentive plan and stock option plans.

    COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES. The components of the executive compensation program are salary, annual incentive awards and stock options. This program is designed to: (1) attract and retain competent people with competitive salaries; (2) provide incentives for increased profitability; and (3) align the long-term interests of management with the interests of shareholders by encouraging executive ownership of common stock of the Company.

    SALARY AND ANNUAL INCENTIVE COMPENSATION

    SALARIES. The Committee believes that it is necessary to pay salaries that are competitive within the industry and geographic region in order to attract the types of executives needed to manage the business. Annual salary recommendations for the Company's executive officers (other than the Chief Executive Officer) are made to the Committee by the Chief Executive Officer. The Committee reviews and then approves, with any modifications it deems appropriate, such recommendations. Factors such as increased management responsibility and achievement of operational objectives are considered, but not formally weighted, in determining an increase. The Committee believes that it must keep the base pay component competitive to continue to attract competent management.

    ANNUAL PERFORMANCE INCENTIVES. Key executives, including the named executive officers, were eligible for annual incentive (bonus) awards based on the performance of the Company against predetermined targets.

    For 2000, the Committee established as the principal goal a targeted level of operating income before bonuses would be paid to executive officers. Each named executive officer was eligible to earn from 17.5% to 150% of his salary in incentive payments if the targets were achieved by the Company. Below a certain target level no incentives were to be paid. Because the Company's operating income failed to meet predetermined targets, none of the named executives received annual incentive payments as outlined in the "SUMMARY COMPENSATION TABLE."

LONG-TERM INCENTIVES

    The Committee uses a broad-based stock option plan, with over 500 participants, as the principal long-term incentive for executives. The stock option plan is designed to encourage executive officers to become shareholders and to achieve meaningful increases in shareholder value. The Committee normally grants stock options to executive officers annually. The level of stock option grants are determined using a matrix that considers the executive's position, salary level, and performance as measured by the individual's performance rating.

    The Company also has a restricted stock plan which the Committee may use to grant awards of common stock to officers and other key employees of the Company. The Committee believes that the Company's long-term goals are best achieved through long-term stock ownership. The level of awards are granted at the discretion of the Committee.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    The Chief Executive Officer was compensated in fiscal 2000 pursuant to an employment agreement, approved by the Committee, which will be in effect through April 30, 2004. Mr. Higgins' base annual compensation, pursuant to the agreement, is $1,000,000 with annual increases based on performance, as determined by the compensation committee. The employment agreement provides for participation in the management bonus plan at a level of 0% to a maximum of 150% of his salary if certain targets are achieved by the Company.

DEDUCTIBILITY OF COMPENSATION EXPENSES

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1 million for its chief executive officer or any of its four other highest paid officers. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. The Committee believes that it is necessary to pay salaries that are competitive within the industry and geographic region in order to continue to attract the types of executives needed to manage the business. Executive compensation is structured to avoid limitations on deductibility where this result can be achieved consistent with the Company's compensation goals.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    There were no Compensation Committee interlocks during fiscal 2000. None of these members was an officer or employee of the Company, a former officer of the Company, or a party to any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           MARTIN E. HANAKA, CHAIRMAN
                                GEORGE W. DOUGAN
                                 ISAAC KAUFMAN

------------------------

Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, or under the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report of the Compensation Committee and the performance graph shall not be incorporated by reference to such filings.

EXECUTIVE OFFICERS AND COMPENSATION

    The Company's executive officers (other than Mr. Higgins whose biographical information is included under "Election of Directors" herein) are identified below. At year end, four officers met the definition of "executive officer" under applicable regulations for the fiscal year 2000, including the Chief Executive Officer. Executive officers of the Company currently hold the same respective positions with Record Town, Inc., the Company's wholly-owned subsidiary through which all retail operations are conducted.

    LAURIE CLARK has been Executive Vice President of Merchandising and Marketing at the Company since September of 2000. Prior to joining the Company, Ms. Clark was Senior Vice President--General Merchandise Manager for
Staples, Inc.

    JOHN J. SULLIVAN has been Senior Vice President, Treasurer and Chief Financial Officer of the Company since May 1995. Mr. Sullivan joined the Company in June 1991 as the Corporate Controller and was named Vice President of Finance and Treasurer in June of 1994. Prior to joining the Company, Mr. Sullivan was Vice President and Controller for Ames Department Stores, a discount department store chain.

    BRUCE J. EISENBERG has been Senior Vice President of Real Estate at the Company since May of 1995. He joined the Company in August of 1993 as Vice President of Real Estate. Prior to joining the Company, Mr. Eisenberg was responsible for leasing, finance and construction of new regional mall development at The Pyramid Companies.

    The Summary Compensation Table sets forth the compensation paid by the Company and its subsidiaries for services rendered in all capacities during the last three fiscal years to each of the four executive officers of the Company whose cash compensation for that year exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                COMPENSATION AWARDS
                                                ANNUAL COMPENSATION           -----------------------
                                         ----------------------------------   RESTRICTED   SECURITIES
                                                               OTHER ANNUAL     STOCK      UNDERLYING    ALL OTHER
     NAME AND PRINCIPAL                   SALARY     BONUS     COMPENSATION    AWARD(S)     OPTIONS/    COMPENSATION
          POSITION              YEAR       ($)        ($)          ($)           ($)        SARS (#)        ($)
----------------------------  --------   --------   --------   ------------   ----------   ----------   ------------
Robert J. Higgins...........    2000     956,731         --       162,297(1)        --       500,000       75,134(1)
  Chairman and Chief            1999     712,500    425,000        30,137(1)        --       200,000       66,742(1)
  Executive Officer             1998     600,000    850,000        39,356(1)        --            --       66,204(1)

Laurie Clark................    2000     119,808    100,000       102,519(2)        --       200,000           --
  Executive Vice President--    1999          --         --            --           --            --           --
  Merchandising & Marketing     1998          --         --            --           --            --           --

Bruce J. Eisenberg..........    2000     251,058         --            --(3)        --        50,000        5,620(4)
  Senior Vice President--       1999     227,500     50,000            --(3)        --        75,000        5,414(4)
  Real Estate                   1998     203,750    200,000            --(3)        --        22,500        5,043(4)

John J. Sullivan............    2000     251,058         --            --(3)        --        50,000        5,503(4)
  Senior Vice President and     1999     227,500     41,125            --(3)        --        75,000        9,234(4)
  Chief Financial Officer       1998     203,750    230,000            --(3)        --        22,500        5,017(4)

------------------------

(1) "Other Annual Compensation" in fiscal 2000, 1999 and 1998 for Mr. Higgins includes $151,540, $21,000, and $30,540, respectively, in payments for, or reimbursement of, life insurance premiums made on behalf of Mr. Higgins or his beneficiaries, pursuant to his employment agreement. "All Other Compensation" in fiscal 2000, 1999 and 1998 for Mr. Higgins includes a maximum dollar value of premiums paid by the Company with respect to split dollar life insurance policies that the Company owns on the lives of Mr. Higgins and his wife. The Company will recoup most or all of such premiums upon maturity of the policies, but the maximum potential value is calculated in line with current SEC instructions as if the premiums were advanced without interest until the time that the Company expects to recover the premium.

(2) "Other Annual Compensation" for Ms. Clark consists of reimbursement for relocation expenses and a tax gross-up on the taxable but non-deductible component of the reimbursement.

(3) "Other Annual Compensation" for the named executive was less than $50,000 and also less than 10% of the total annual salary and bonus reported.

(4) "All Other Compensation" for the named executive consists of employer matching contributions for the 401(k) Savings Plan.

STOCK OPTION PLANS

    The Company has five employee stock option plans with an aggregate of 10,800,000 shares (collectively referred to as the "Stock Option Plan"). Stock Options are exercisable annually in 4 equal installments, commencing on the first anniversary of the date of the grant. The stock options have a term of ten years. All options granted under the Stock Option Plan may become immediately exercisable upon the occurrence of certain business combinations. The Compensation Committee of the

Board of Directors may accelerate or extend the term of any options subject to such terms and conditions as the Committee deems appropriate. The option exercise price was set at the fair market value (last reported sale price) on the date of grant. The following tables set forth, as to each of the named executive officers, certain information with respect to all options granted or exercised for the fiscal year ended February 3, 2001, under the Stock Option Plan.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information concerning individual grants of stock options made during the fiscal year ended February 3, 2001, to each of the Named Executive Officers.

                                                  INDIVIDUAL GRANTS
                                  -------------------------------------------------
                                                PERCENT OF
                                                  TOTAL                               POTENTIAL REALIZABLE VALUE
                                   NUMBER OF     OPTIONS                              AT ASSUMED ANNUAL RATES OF
                                  SECURITIES    GRANTED TO   EXERCISE                  STOCK PRICE APPRECIATION
                                  UNDERLYING    EMPLOYEES     OR BASE                     FOR OPTION TERM(1)
                                    OPTIONS     IN FISCAL    PRICE PER   EXPIRATION   ---------------------------
NAME                              GRANTED(#)       YEAR        SHARE        DATE           5%            10%
----                              -----------   ----------   ---------   ----------   ------------   ------------
Robert J. Higgins...............    500,000        30.6%      $10.88        2010       $2,401,555     $7,044,886
Laurie Clark....................    200,000        12.2%      $ 9.56        2010        1,223,122      3,080,454
John J. Sullivan................     50,000         3.1%      $10.88        2010          240,156        704,489
Bruce J. Eisenberg..............     50,000         3.1%      $10.88        2010          240,156        704,489

------------------------

(1) These amounts are based on assumed appreciation rates of 5% and 10% as prescribed by the Securities and Exchange Commission rules, and are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company's stock price was $9.625 at February 3, 2001, the fiscal year end.

                AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning each exercise of stock options made during the fiscal year ended February 3, 2001, by each of the Named Executive Officers and the value of unexercised stock options held by such person as of February 3, 2001.

                                                                      NUMBER OF
                                                                     SECURITIES        VALUE OF UNEXERCISED
                                                                     UNDERLYING        IN-THE-MONEY OPTIONS
                                                                 UNEXERCISED OPTIONS    AT FISCAL YEAR END
                                          SHARES                 AT FISCAL YEAR END            ($)
                                         ACQUIRED      VALUE     -------------------   --------------------
                                        ON EXERCISE   REALIZED      EXERCISABLE/           EXERCISABLE/
NAME                                        (#)         ($)         UNEXERCISABLE        UNEXERCISABLE(1)
----                                    -----------   --------   -------------------   --------------------
Robert J. Higgins.....................     --           --        800,000/800,000            0/0
Laurie Clark..........................     --           --           0/200,000             0/12,600
John J. Sullivan......................     --           --        371,875/105,625        2,280,875/0
Bruce J. Eisenberg....................     --           --        356,875/105,625        2,227,500/0

------------------------

(1) Calculated on the basis of the fair market value of the underlying securities as of February 3, 2001 minus the exercise price.

                          FIVE-YEAR PERFORMANCE GRAPH

    The following line graph reflects a comparison of the cumulative total return of the Company's Common Stock from January 31, 1996 through January 31, 2001 with the Nasdaq Index (U.S. Stocks) and with the Nasdaq National Market Retail Trade Stocks index. Because only one of the Company's leading competitors has been an independent publicly traded company over the period, the Company has elected to compare shareholder returns with the published index of retail companies compiled by Nasdaq. All values assume a $100 investment on January 31, 1996, and that all dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                       1996  1997  1998  1999  2000  2001
Trans World Entertainment corporation   100   196  1543  1264   793   798
NASDAQ (U.S.)                           100   131   155   242   378   265
NASDAQ Retail Trade Stocks              100   123   143   176   143   111

                                                           1996       1997       1998       1999       2000       2001
                                                         --------   --------   --------   --------   --------   --------
Trans World Entertainment Corporation..................    100        196       1,543      1,264       793        798
NASDAQ (U.S.)..........................................    100        131         155        242       378        265
NASDAQ Retail Trade Stocks.............................    100        123         143        176       143        111

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, generally requires the Company's directors, executive officers and persons who own more than ten percent of the registered class of the Company's equity securities to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of such reports received by it, or upon written representations obtained from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors, and greater-than-ten-percent stockholders were complied with.

REPORT OF THE AUDIT COMMITTEE

    The Audit Committee of the Board has reviewed and discussed the Company's audited financial statements with the management of the Company. The Audit Committee has discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards 61. The Audit Committee also has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with KPMG LLP the independence of such independent accounting firm. The Committee has also considered whether the independent auditors' provision of information technology and other non-audit services to the Company is compatible with the auditors' independence. Based on its review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended February 3, 2001 be included in the Company's Annual Report on Form 10-K for the Company's fiscal year ended February 3, 2001.

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                            ISAAC KAUFMAN (CHAIRMAN)
                                 MICHAEL SOLOW
                                 JOSEPH MORONE

OTHER MATTERS

    OTHER ITEMS. Management knows of no other items or matters that are expected to be presented for consideration at the meeting. If other matters properly come before the meeting, however, the persons named in the accompanying proxy intend to vote thereon in their discretion.

    PROXY SOLICITATION. The Company will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers, and regular employees of the Company (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy materials to their principals, and the Company will reimburse them for their ordinary and necessary expenses.

    INDEPENDENT AUDITORS. The Board of Directors currently intends to select KPMG LLP as independent auditors for the Company for the fiscal year ending February 2, 2002. KPMG LLP has acted as auditors for the Company since 1994, when it purchased the Albany practice of Ernst & Young, the Company's auditors since 1985. Representatives of KPMG LLP will be present at the Annual Meeting of Shareholders and available to make statements to and respond to appropriate questions of shareholders.

    The appointment of independent accountants is approved annually by the Board of Directors. The decision of the Board is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of nonaudit services, and the estimated fees for the coming year. The committee also reviews and approves nonaudit services to ensure that they will not impair the independence of the accountants.

    Before making its recommendation to the Board for appointment of KPMG LLP, the audit committee carefully considered that firm's qualifications as independent accountants for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Committee has expressed its satisfaction with KPMG LLP in all of these respects. The Committee's review included inquiry concerning any litigation involving KPMG LLP and any proceedings by the Securities and Exchange Commission against the firm. In this respect, the Audit Committee has concluded that the ability of KPMG LLP to perform services for the Company is in no way adversely affected by any such investigation or litigation.

    AUDIT FEES. The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statement for the fiscal year ended February 3, 2001, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $267,750.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. KPMG LLP did not render professional services relating to financial information system design and implementation for the fiscal year ended February 3, 2001.

    ALL OTHER FEES. The aggregate fees billed by KPMG LLP for services rendered to the Company, other than the services described above under "Audit Fees" for the fiscal year ended February 3, 2001 were $900,540. The vast majority of these fees are for tax related services and outsourced internal audit fees.

    FINANCIAL STATEMENTS. The Company's 2000 Annual Report to Shareholders (which does not form a part of the proxy solicitation material), including financial statements for the fiscal year ended February 3, 2001 is being sent concurrently to shareholders. If you have not received or had access to the 2000 Annual Report to Shareholders, please write the Company to attention of:
Treasurer, 38 Corporate Circle, Albany, New York 12203, and a copy will be sent to you free of charge.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

    Shareholders of the Company wishing to include proposals in the proxy material relating to the Annual Meeting of the Company to be held in 2002 must submit the same in writing so as to be received at the executive offices of the Company on or before January 9, 2002. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders' proposals. Proposals should be addressed to Matthew H. Mataraso, Secretary, Trans World Entertainment Corporation, 38 Corporate Circle, Albany, NY 12203. No such proposals were received with respect to the annual meeting scheduled for June 6, 2001.

                                          By Order of the Board of Directors,

                                          [LOGO]
                                          Matthew H. Mataraso,
                                          Secretary

May 9, 2001

                                                                      APPENDIX A

                     TRANS WORLD ENTERTAINMENT CORPORATION
                         CHARTER OF THE AUDIT COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS

A.  FORMATION OF THE AUDIT COMMITTEE

    There shall be a committee of the Board of Directors of Trans World Entertainment Corporation, a New York corporation (the "Company"), to be known as the "Audit Committee" (the "Committee"). The Committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member. The Committee shall consist of not fewer than three independent directors, for a term of appointment at the discretion of the Board of Directors, usually for one year. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management experience. The Committee shall meet regularly at least four times annually, and special meetings may be called as circumstances require. The Committee should meet annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation' financials.

B.  RESPONSIBILITIES OF THE COMMITTEE

    The Committee shall assist the corporate directors in fulfilling their responsibility to the Company's shareholders, potential shareholders and the investment community, with specific attention to the Company's accounting function, its SEC and Nasdaq reporting practices, and the quality and integrity of the Company's system of internal controls regarding finance, accounting, legal compliance and ethics. It is the responsibility of the Audit Committee to maintain free and open means of communication among the corporate directors, the independent auditors, the internal auditor (if any), general counsel and outside counsel to the Company, and the financial management of the Company.

C.  DUTIES OF THE COMMITTEE

    In carrying out its responsibilities, the Committee shall:

    1. REVIEW THE CHARTER. Review and update this charter periodically, at least annually, as conditions dictate.

    2. SELECTION OF AUDITORS. Review and recommend to the Board of Directors the selection of independent auditors to audit the books of the Company and any of its significant divisions or subsidiaries.

    3. AUDIT PLAN. Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current fiscal year and the audit procedures to be utilized and, at the conclusion of the audit, review any comments or recommendations of the independent auditors. As part of the audit plan, the Committee shall review the process of assessing the risk of fraudulent financial reporting in any material respect, and the procedures that the independent auditors plan to undertake in the audit.

    4. INTERNAL ACCOUNTING CONTROLS. Review with the independent auditors and the Company's financial and accounting personnel the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company, and elicit any recommendations for improvement of the internal control procedures or particular areas where new or more detailed controls or procedures may be desirable.

    5. ACCOUNTING PRINCIPLES. Meet with financial management of the Company concerning any proposed changes in accounting principles of the Company and, subject to review with the independent auditors, approve of such changes.

    6. RELATED PARTY TRANSACTIONS. Review any significant "related party" transactions with the Company's directors and officers and, if appropriate, make a recommendation to the Board of Directors whether to approve any significant transaction.

    7. CODE OF ETHICS. Review and approve of the Company's policy statements on ethical corporate conduct and determine whether the views of the Board of Directors are sufficiently detailed in the Company's formal Code of Ethics.

    8. INTERNAL AUDIT FUNCTION. Review the internal audit function of the Company, including proposed programs for the current year and the coordination of such programs with the independent auditors, with particular attention to maintaining the most effective balance between independent and internal auditing resources.

    9. OPERATING RESULTS. Review, prior to each Committee meeting but no less than quarterly without meetings, a summary of the Company's financial results compared to plan and a revised forecast for the balance of the fiscal year provided by financial management.

    10. YEAR-END FINANCIAL RESULTS AND DISCLOSURES. Review, prior to the release of the annual report to shareholders, the year-end financial statements accompanied by an explanation from management of all significant fluctuations in balance sheet and income statement line items compared to the preceding fiscal year and to plan. The Committee shall review the disclosures contained in the financial statements with the independent auditors to determine that the independent auditors are satisfied with such disclosures and the content of the financial statements to be presented to the shareholders.

    11. ACCOUNTING ACCRUALS. Inquire of financial management of the Company about the existence and substance of any significant accounting accruals, reserves or estimates made by management that had a material impact on the financial statements.

    12. PRIVATE CONSULTATION WITH INDEPENDENT AUDITORS. Make available the independent auditors for private consultation at all meeting of the Committee; the independent auditors should be encouraged by the Committee to evaluate the Company's financial, accounting and auditing personnel, and describe the level of cooperation that the independent auditors received during the course of the audit.

    13. REVIEW OF LEGAL MATTERS. Meet at least once annually with the Company's general counsel or outside counsel, as appropriate, to review compliance with the Company's Code of Ethics and other policies and procedures, to discuss legal matters that may have a significant impact on the Company's financial statements and to review legal compliance matters including security trading policies. The Committee shall cause to be made an investigation into any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, conduct of such an investigation is appropriate.

    14. INCOME TAX MATTERS. Review once annually the open years on federal income tax returns, whether there are significant items that have been or might be disputed by the IRS, and inquire as to the status of the related tax reserves.

    15. MINUTES. Submit minutes of all the meetings of the Committee to the Company's Board of Directors.

    16. LETTER FROM AUDIT COMMITTEE CHAIRMAN. Submit once annually, at or about the time of the Company's Annual Meeting of Shareholders, a letter from the Committee Chairman setting forth to the Board of Directors a summary of the Committee's responsibilities and activities.

                                   * * * * *

June 2000

--------------------------------------------------------------------------------


PROXY


             TRANS WORLD ENTERTAINMENT CORPORATION          Please mark     |X|
                                                            your votes as
                                                            indicated in
                                                            this example

The Board of Directors recommends a vote FOR item 1.

Item 1-ELECTION OF DIRECTORS                                           WITHHELD
                                                       FOR             FOR ALL
                                                       |_|               |_|

       Nominees:

       Robert J. Higgins and Dr. Joseph G. Morone

WITHHELD FOR: (Write that nominee's name in the space provided below).

--------------------------------------------------------------------------------

Item 2- In their discretion, the Proxies are authorized to vote upon all other matters that properly may be presented at the meeting.

                                                      CHANGE OF ADDRESS AND  |_|
                                                      OR COMMENTS MARK HERE.


SIGNATURE                               SIGNATURE                   DATE
         ------------------------------          -------------------     -------
NOTE: Please sign as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE











--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                      TRANS WORLD ENTERTAINMENT CORPORATION

         The undersigned hereby appoints Robert J. Higgins and Matthew H. Mataraso proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Trans World Entertainment Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held June 6, 2001 or any adjournment thereof.

       (Continued, and to be marked, dated and signed, on the other side)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


  YOU CAN NOW ACCESS YOUR TRANS WORLD ENTERTAINMENT CORPORATION ACCOUNT ONLINE.

Access your Trans World Entertainment Corporation stockholder account online via Investor ServiceDirect(SM) (ISD).

Mellon Investor Services LLC, transfer agent for Trans World Entertainment Corporation, now makes it easy and convenient to get current information on your stockholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

       o View account status                o Make address changes
       o View certificate history           o Establish/change your PIN


              VISIT US ON THE WEB AT HTTP://WWW.MELLONINVESTOR.COM
                 AND FOLLOW THE INSTRUCTIONS SHOWN ON THIS PAGE.

STEP 1: FIRST TIME USERS - ESTABLISH A PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

INVESTOR SERVICEDIRECT(SM) IS CURRENTLY ONLY AVAIL-ABLE FOR DOMESTIC INDIVIDUAL AND JOINT ACCOUNTS.
o SSN
o PIN
o Then click on the ESTABLISH PIN button

PLEASE BE SURE TO REMEMBER YOUR PIN, OR MAINTAIN IT IN A SECURE PLACE FOR FUTURE REFERENCE.

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STEP 2: LOG IN FOR ACCOUNT ACCESS

You are now ready to log in. To access your account please enter your:

o SSN
o PIN
o Then click on the SUBMIT button

IF YOU HAVE MORE THAN ONE ACCOUNT, YOU WILL NOW BE ASKED TO SELECT THE APPROPRIATE ACCOUNT.

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STEP 3: ACCOUNT STATUS SCREEN

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

o Certificate History
o Issue Certificate
o Address Change

              FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN
                       9AM-7PM MONDAY-FRIDAY EASTERN TIME

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